Exhibit 99.1

LGL Announces Senior Leadership Changes

ORLANDO, FL, May 22, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") today announced that its President and Chief Executive Officer, Greg Anderson, has resigned, effective immediately.

Mr. Ferrantino said, "We all want to thank Greg for his service to the Company and wish him success in his future endeavors."  The Company's Chairman of the Board, Marc Gabelli, added "I also want to thank Greg for his years of service to the Company and wish him all the best in whatever he chooses to do in the future.  In the interim, Michael will immediately assume the role of interim CEO and the Board will begin the search for a new CEO to lead the Company."

Mr. Ferrantino joined the Company in October 2013 as Executive Vice Chairman of the Company's Board of Directors, and as Executive Chairman of MtronPTI, the Company's primary operating subsidiary.  He has more than three decades of experience in leading high technology companies, especially in the area of frequency control, RF/microwave and integrated assemblies.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components provide low noise and base accuracy for lab instruments, ensure reliability and security in aerospace and defense communications, and synchronize data transfers throughout the wireless and Internet infrastructure.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in California, Europe, Hong Kong and Shanghai.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to risks, uncertainties and other factors.  The Company's actual performance may differ materially from such expectations as a result of important risk factors, which include, those identified in the Company's Form 10-K for the ended December 31, 2012 and its other filings with the U.S. Securities and Exchange Commission.  These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements.  The Company does not undertake an obligation to update or revise any forward-looking statements.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000